Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FOURTH QUARTER OF FISCAL 2020

Keene, N.H. October 30, 2020 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced a quarterly distribution of $0.02 per unit for the fourth quarter of fiscal 2020, payable on November 25, 2020 to holders of record on November 13, 2020. Natural gas sold during the third calendar quarter of 2020 is the primary source of royalty income on which the November 2020 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.02 per unit is 87.5%, or $0.14 per unit, lower than the distribution of $0.16 per unit for the fourth quarter of fiscal 2019. For the quarter ending October 31, 2020, the combination of lower gas sales and gas prices as well as negative royalty adjustments from the prior quarter and from calendar 2019 resulted in the lower distribution. The complete shutdown of Grossenkneten from September 8 to October 13, 2020 in combination with the continuing impact of COVID-19 on both gas prices and gas sales significantly contributed to the decline in royalties. Additionally, there is a negative adjustment of Euros 444,931 being carried over to the first quarter of fiscal 2021. Given the level of expected royalty payments for the first fiscal quarter of 2021 based upon the prior calendar quarter's actual royalties paid, the Trust anticipates the royalties for the upcoming quarter will be largely offset by this negative adjustment. It is possible that the anticipated royalties for the first quarter of fiscal 2021 might be increased by a positive end of quarter royalty adjustment but such a possibility cannot be confirmed at this time.

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the third calendar quarters of 2020 and 2019. Further details will be included in the earnings press release scheduled for publication on or about November 13, 2020.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	3rd Calendar Quarter Ended 9/30/2020	3rd Calendar Quarter Ended 9/30/2019	Percentage Change
Gas Sales (Bcf) [1]	3.186	4.882	-34.74%
Gas Prices[2] (Ecents/Kwh)[3]	0.9255	1.4612	-36.66%
Average Exchange Rates[4]	1.1761	1.1004	+6.88%
Gas Royalties	$395,791	$901,077	-56.08%
OEG Agreement
Gas Sales (Bcf)	10.601	16.205	-34.58%
Gas Prices (Ecents/Kwh)	0.9438	1.4901	-36.66%
Average Exchange Rates	1.1730	1.0989	+6.74%
Gas Royalties	$97,128	$369,501	-73.71%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from May-July period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

The cumulative 12-month distribution for fiscal 2020, which includes this November distribution and the three prior quarterly distributions, is $0.32 per unit. This 12-month cumulative distribution is 60.98% or $0.50 per unit lower than the cumulative 12-month distribution of $0.82 for fiscal 2019. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding the Trust's expectations and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the most recent filings with the SEC. The Trust assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.

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